UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Digital Lightwave, Inc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Digital Lightwave, Inc.

15550 Lightwave Drive
Clearwater, Florida 33760
(727) 442-6677
http://www.lightwave.com

December 31, 2003

Dear Stockholder:

You are cordially invited to attend the Company’s 2003 Annual Meeting of Stockholders to be held on February 12, 2004. The meeting will begin promptly at 10:00 a.m., local time, at the principal offices of the Company located at 15550 Lightwave Drive, Clearwater, Florida 33760.

The official Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K to Stockholders for the fiscal year ended December 31, 2002 are included with this letter. The matters listed in the Notice of Meeting are described in detail in the Proxy Statement.

We are pleased to offer record holders of Common Stock (those who hold stock certificates registered in their own names and not in the name of a bank, broker or other nominee) the option of voting through the telephone or internet.

Every stockholder’s vote is important. In order to ensure your shares are voted at the meeting, please return the enclosed proxy card at your earliest convenience (mailing your completed Proxy Card will not prevent you from voting in person at the meeting if you wish to do so) or vote through the telephone or internet. Voting procedures are described on the proxy card. Your cooperation will be greatly appreciated.

Members of the Company’s Board of Directors and management look forward to greeting personally those stockholders who are able to attend.

Sincerely,

Dr. Bryan J. Zwan
Chairman of the Board

DIGITAL LIGHTWAVE, INC.
15550 Lightwave Drive
Clearwater, Florida 33760

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 12, 2004

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Digital Lightwave, Inc., a Delaware corporation (the “Company”), will be held at the principal offices of the Company located at 15550 Lightwave Drive, Clearwater, Florida 33760 on Thursday, February 12, 2004, at 10:00 a.m., local time, for the following purposes:

(1)	To elect four (4) directors of the Company to hold office until the 2004 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2)	To consider and act upon ratification of the appointment of Grant Thornton LLP as the independent auditors of the Company for fiscal year 2003; and

(3)	To transact such other business as may properly come before the Meeting or any adjournment or postponement of the Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on January 20, 2004, will be entitled to notice of and to vote at the Meeting and any adjournments thereof. Each of these stockholders is cordially invited to be present and vote at the Meeting in person. A list of stockholders entitled to vote at the meeting will be available for inspection ten days prior to the Meeting at the principal offices of the Company, 15550 Lightwave Drive, Clearwater, Florida 33760.

Representation of at least a majority of all outstanding shares of Common Stock of the Company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. UNLESS YOU WILL BE VOTING THROUGH THE TELEPHONE OR INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. Your proxy may be revoked at any time prior to the time it is voted.

Please read the proxy material carefully. Your vote is important, and the Company appreciates your cooperation in considering and acting on the matters presented.

By order of the Board of Directors,

James Green
President, Chief Executive Officer and Secretary

Clearwater, Florida
December 31, 2003

DIGITAL LIGHTWAVE, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 12, 2004

DIGITAL LIGHTWAVE, INC.
15550 Lightwave Drive
Clearwater, Florida 33760

PROXY STATEMENT
FOR
THE 2003 ANNUAL MEETING OF STOCKHOLDERS
OF
DIGITAL LIGHTWAVE, INC.
TO BE HELD ON FEBRUARY 12, 2004

GENERAL INFORMATION

Your proxy in the enclosed form is solicited by the Board of Directors (the “Board”) of Digital Lightwave, Inc., a Delaware corporation (the “Company”), for use at its 2003 Annual Meeting of Stockholders to be held at the principal offices of the Company located at 15550 Lightwave Drive, Clearwater, Florida 33760 on Thursday, February 12, 2004 at 10:00 a.m., local time (the “Meeting”), for the purposes set forth in the accompanying notice and at any adjournment or postponement of the Meeting. The mailing of this Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy Card (the “Proxy Card”) to the stockholders of the Company is expected to commence on or about January 29, 2004. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the “2002 Annual Report”) is being mailed to stockholders concurrently with this Proxy Statement. The 2002 Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

The shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), represented by proxy will be voted in accordance with the instructions given on the Proxy Card, subject to the proper execution of the Proxy Card and its receipt by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted “FOR” the election of the directors to the Board nominated by the Board and “FOR” the proposed ratification of the appointment of independent auditors. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the Proxy Card is present at the Meeting and votes in person.

Copies of solicitation material will be furnished to brokerage firms, nominees, fiduciaries and custodians holding shares of Common Stock in their names which are beneficially owned by others (“record holders”) to forward to such beneficial owners. The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse such record holders and the Company’s transfer agent for their reasonable out-of-pocket expenses in forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented, if deemed desirable or necessary, by either telephone, telegram, facsimile or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for any such services. The Company reserves the right, if deemed desirable or necessary, to retain a proxy solicitation firm to deliver solicitation materials to record holders for distribution by them to their principals and to assist the Company in collecting proxies from such holders. Except as described above, the Company does not intend to solicit proxies other than by mail.

SHARES OUTSTANDING AND VOTING RIGHTS

Record Date and Shares Outstanding

Only holders of shares of Common Stock of record as of the close of business on January 20, 2004 (the “Record Date”), are entitled to vote at the Meeting. As of December 18, 2003, 31,591,884 shares of Common Stock (collectively, the “Shares”) were issued and outstanding. Each of the Shares is entitled to one vote on all matters to be voted upon at the Meeting. There is no cumulative voting.

Quorum; Broker Non-Votes; Abstentions

The presence, in person or by proxy duly authorized, of the holders of a majority of the Shares will constitute a quorum for the transaction of business at the Meeting and any adjournment or postponement thereof. The Shares that are voted by proxy “FOR,” “AGAINST” or “WITHHELD FROM” a proposal are treated as being present at the Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting with respect to such proposal.

Broker non-votes (i.e., Shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting, but will not be counted for purposes of determining the number of votes cast with respect to a particular proposal on which the broker has expressly not voted. Accordingly, a broker non-vote will not affect the outcome of the voting on any proposal set forth in this Proxy Statement.

Directors will be elected by a majority of votes of the Shares present in person or represented by proxy at the Meeting. Any of the Shares not voted (whether by abstention, broker non-votes or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for one director nominee results in another nominee receiving a larger portion of votes. The proposals submitted to the Company’s stockholders in the Proxy Card must be approved by the vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote at the Meeting. In determining whether such proposals have been approved, abstentions and broker non-votes are not counted as votes “FOR” or “AGAINST” the proposal.

Revocability of Proxy

A proxy may be revoked by a stockholder at any time prior to the voting at the Meeting by written notice to the Secretary of the Company, by submission of another duly executed proxy bearing a later date or by voting in person at the Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company or its transfer agent. The mere presence at the Meeting of the stockholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Meeting in accordance with the instructions indicated on the Proxy Card by the stockholder or, if no instructions are indicated, will be voted “FOR” the election of the slate of directors described herein and as to any other matter that may be properly brought before the Meeting, in accordance with the judgment of the proxy holders.

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of December 18, 2003 by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) all of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and (iv) all directors and executive officers of the Company as a group. As of December 18, 2003 there were 31,591,884 shares of Common Stock issued and outstanding. To the knowledge of the Company, except as noted in the footnotes below, all persons listed below have sole voting and investing power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

	Shares Beneficially Owned (1)
Name	Number	Percent
Dr. Bryan J. Zwan (2)(3)	18,183,750	57.6%
Gerry Chastelet (4)	5,158	*
George Matz (5)	314	*
James Green (6)	238,500	*
Mark Scott (7)	—	*
Dr. Glenn Dunlap (8)	167,370	*
Dr. William F. Hamilton (9)	113,499	*
Gerald A. Fallon (10)	152,499	*
Robert F. Hussey (11)	185,832	*
Robert Moreyra (12)	—	*
All executive officers and directors as a group (10 persons)	19,046,922	60.3%

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of December 18, 2003 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 18,183,750 shares beneficially owned through affiliates controlled by Dr. Zwan, principally, ZG Nevada Limited Partnership. Dr. Zwan’s address is c/o Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, California 94025, Attention: Louis D. Soto.

(3)	Includes 6,665,000 shares that are subject to forward sale agreements and pledge agreements as to which Dr. Zwan has voting, but not dispositive power.

(4)	Consists of 5,158 shares of Common Stock. Mr. Chastelet resigned from the Company effective January 23, 2002.

(5)	Consists of 314 shares of Common Stock. Mr. Matz resigned from the Company effective January 28, 2002 and served as an executive consultant to the Company from January 29, 2002 to August 15, 2002. All options that remained exercisable following Mr. Matz’s resignation from the Company terminated on August 15, 2003.

(6)	Consists of 238,500 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of December 18, 2003.

(7)	Mr. Scott resigned from the Company effective February 19, 2003. All options that remained exercisable following Mr. Scott’s resignation from the Company terminated on August 17, 2003.

(8)	Consists of 704 shares of Common Stock and 166,666 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of December 18, 2003. Dr. Dunlap resigned from the Company effective January 17, 2003 and served as an executive consultant to the Company from January 17, 2003 to August 17, 2003. All options that remained exercisable following Dr. Dunlap’s resignation from the Company will remain exercisable until August 16, 2004.

(9)	Consists of 113,499 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of December 18, 2003. Dr. Hamilton resigned from the Board effective December 26, 2003. At the time of his resignation, Dr. Hamilton had 87,249 shares issuable upon exercise of options that are currently exercisable; of these, 37,667 will remain exercisable until January 25, 2004 and 49,582 will remain exercisable until March 25, 2004.

(10)	Consists of 152,499 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of December 18, 2003.

(11)	Consists of 185,832 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of December 18, 2003.

(12)	No options have been granted to Mr. Moreyra as of December 18, 2003. On December 26, 2003, the Company granted Mr. Moreyra options to purchase 50,000 shares of Common Stock, none of which are exercisable or exercisable within 60 days of December 18, 2003.

PROPOSAL ONE

ELECTION OF DIRETORS
(Item 1 on the Proxy Card)

The Company’s Bylaws provide that the Board can fix the authorized number of directors from time to time between one (1) and nine (9). On January 23, 2002, Mr. Chastelet resigned from the Board and the Company, and during fiscal year 2002, the Board consisted of four (4) members: Messrs. Zwan, Fallon, Hamilton and Hussey. Effective June 30, 2003, the Board fixed the number of directors authorized to serve on the Board at five (5) and appointed Robert Moreyra to the Board, to fill the vacancy created by the increase in the size of the Board from 4 to 5 members, and to serve on the Board until duly elected at the Meeting. Dr. Hamilton resigned from the Board, effective December 26, 2003, creating a vacancy on the Board. As a result of Dr. Hamilton’s resignation from the Board, the Company is currently not in compliance with certain NASDAQ National Market Listing Standards (“NASDAQ Listing Standards”) with respect to the composition of the Audit Committee. Following the Meeting, the Board will continue to consist of four (4) members, and there will be a vacant seat on the Board until such time as a new independent director is appointed by the Board. The proxy cannot be voted for a greater number of persons than the number of nominees nominated. Each director nominee elected at the Meeting will hold office until the next Annual Meeting of Stockholders of the Company, or until his successor is duly elected and qualified, unless he resigns or his seat on the Board becomes vacant due to his death, removal or other cause in accordance with the Bylaws of the Company. Each nominee has agreed to serve if elected. Management knows of no reason why any of these nominees would be unable or unwilling to serve; but, in the event that any director nominee becomes unable or unwilling to serve prior to the Meeting, the proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee. THE BOARD RECOMMENDS VOTING “FOR” THE NOMINEES LISTED BELOW.

Information Regarding Director Nominees

The following sets forth the names, ages, principal occupations for the periods indicated and other directorships of the four (4) director nominees at the Meeting. There are no family relationships among any of the directors, director nominees or executive officers of the Company.

Name	Age	Position
Dr. Bryan J. Zwan (3)(4)	56	Chairman of the Board
Gerald A. Fallon (1)(2)(5)	54	Director
Robert F. Hussey (2)(3)(4)	54	Director
Robert Moreyra (1)(5)	44	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating Committee.

(4)	Member of the Executive Committee.

(5)	Member of the Special Committee.

Dr. Bryan J. Zwan founded the Company in October 1990 and served as Chairman of the Board from its inception until July 1999. In addition, Dr. Zwan served as the Company’s Chief Executive Officer from the Company’s inception until December 31, 1998 and served as its President from inception until March 1996 and from October 1996 until December 31, 1998. Dr. Zwan was re-appointed as Chairman of the Board, Chief Executive Officer and President of the Company on January 23, 2002. On August 9, 2002, the Board of Directors accepted the resignation of Dr. Zwan as President and Chief Executive Officer of the Company. Dr. Zwan continues to serve as the Chairman of the Board. Dr. Zwan holds a Ph.D. in Space Physics from Rice University and B.S. degrees in Physics and Chemistry from the University of Houston. On October 23, 2001, as part of a settlement between Dr. Zwan and the SEC regarding the restatement of the Company’s revenues for the quarters ended March 31, and June 30, 1997, the U.S. District Court for the Middle District of Florida entered a judgment prohibiting Dr. Zwan from violating certain “books and records” provisions of the federal securities laws, and imposing a civil penalty of $10,000. Pursuant to the settlement, the SEC dismissed, with prejudice, all allegations that Dr. Zwan had engaged in fraudulent conduct, and Dr. Zwan consented to the entry of the judgment without admitting or denying the SEC allegations.

Mr. Gerald A. Fallon has served as a director since September 2000. Mr. Fallon served as Executive Vice President and Manager of Capital Markets of KeyBank, NA and Senior Managing Director of Capital Markets for McDonald Investments, Inc., a wholly owned subsidiary of KeyCorp, until he retired in March 2001. Additionally, Mr. Fallon currently serves on the Board of Directors of Park View Federal Savings Bank.

Mr. Robert F. Hussey has served as a director since August 23, 2000 and as Strategic Restructuring Advisor for the Company since December 1, 2002. Mr. Hussey was President and CEO of Metro Vision of North America, Inc., a niche cable television company, from February 1991 until April 1997, when it merged with York Hannover Health Care, Inc. Mr. Hussey has been a director of Digital Data, Inc. since November 1997, Nur Macroprinters, Ltd. since December 1997, New World Power Corporation since October 2000, H.C. Wainwright and Company, Inc. since July 2001, and Butler International, Inc. since July 2003.

Mr. Robert Moreyra was appointed by the Board to serve as a director on June 30, 2003. Since February 2001, Mr. Moreyra has been Senior Managing Director of Atlantic American Capital Advisors, LLC (“AACA”), an investment bank specializing in small and mid-sized technology companies and a wholly-owned subsidiary of Atlantic American Corporate Group, LLC (“AACG”), a holding company that owns AACA, as well as other private equity and merchant banking operations. Mr. Moreyra is Executive Vice President and a 15% owner of AACG. Mr. Moreyra was a Managing Director of H.C. Wainwright & Co., Inc. from February 2000 to February 2001, Managing Director of The First American Investment Banking Corporation from May 1999 to February 2000, Vice President of Corporate Finance at William R. Hough & Co. from April 1998 to May 1999, Managing Director with Tunstall Consulting, Inc. from September 1997 to March 1998 and Chief Executive Officer of Pardue, Heid, Church, Smith & Waller, Inc. from February 1986 to February 1998. Additionally, Mr. Moreyra has served on the board of directors of Fugleberg Koch Architects, Inc. since February 2003.

Vote Required and Board Recommendation

Directors will be elected by a majority of votes of the shares present in person or represented by proxy at the Meeting. Votes withheld from any director nominee are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. Stockholders do not have the right to cumulate their votes in the election of directors. THE BOARD RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES ABOVE LISTED.

Information Regarding Executive Officers

The following sets forth the names, ages, principal positions with the Company for the periods indicated and a description of the background of each of the Company’s current executive officers. Executive officers are appointed by the Board and serve at the pleasure of the Board, subject to the terms of any employment agreements between the executive officers and the Company. There are no family relationships among any of the directors, director nominees or executive officers of the Company.

Name	Age	Position
James Green	52	President, Chief Executive Officer and Secretary

James Green has served as President and Chief Executive Officer of the Company since August 9, 2002 and as Secretary of the Company since February 20, 2003. Mr. Green was the Company’s Executive Vice President, Operations and Chief Operating Officer since joining the Company in 1999. Previously, Mr. Green was Chief Executive Officer of Trillium Industries since 1995. Mr. Green also served as Executive Vice President, Operations, for the MATCO Electronics Group from 1993 to 1995, and as Director, Worldwide Materials, for Memorex Telex Corporation from 1986 to 1993. Mr. Green is APICS certified and also holds a CPM Certification.

On July 16, 2003, the Company appointed Patricia Hayes as its Chief Accounting Officer. Although Ms. Hayes is not an executive officer of the Company, Ms. Hayes will perform the functions of the Company’s principal financial officer, including making the appropriate certifications required by the SEC in certain of the Company’s periodic reports, until a Chief Financial Officer is appointed by the Company.

Board Meetings and Committees

During the fiscal year ended December 31, 2002, the Board held twenty-nine (29) regular meetings. Each director attended at least 75% of the aggregate number of Board meetings and meetings of committees on which he served which occurred on or after the initiation of his term.

The Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Effective December 26, 2003, Dr. William F. Hamilton resigned from the Board. Prior to December 26, 2003, the directors serving on the Audit Committee were Gerald A. Fallon, Dr. William F. Hamilton, and Robert Moreyra. The Audit Committee is currently composed of two directors, who: (i) are independent, as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules; (ii) meet the criteria for independence set forth in Rule 10-A-3(b)(1) under the Exchange Act, (iii) have not participated in preparation of the financial statements of the Company during the past three years; and (iv) are able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. In addition, the Audit Committee has and will continue to have, at least one member who has past employment experience in finance. Until such time as a new independent director is appointed by the Board to serve on the Audit Committee, the Company is not, and will continue to not be, in compliance with the NASDAQ Listing Standards with respect to the composition of the Audit Committee. The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee held fourteen (14) meeting during 2002. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as “Appendix A” to this Proxy Statement, and the Audit Committee reviews and confirms the adequacy of such charter on an annual basis.

Dr. Bryan Zwan through ZG Nevada Limited Partnership and ZG Nevada, Inc., two entities controlled by Dr. Zwan, hold approximately 57.9% of the voting power of the Company as reported in a Schedule 13D/A filed by Dr. Zwan, ZG Nevada Limited Partnership and ZG Nevada, Inc. on July 15, 2003. Accordingly, the Company is a Controlled Company as defined by NASDAQ Marketplace Rule 4350(c)(5). Therefore, the Company is exempt from the requirements of Rule 4350(c) with respect to the Company having a majority of independent directors on the board, the compensation and nominating committees being comprised solely of independent directors, the compensation of the executive officers being determined by a majority of the independent directors or a compensation committee being comprised solely of independent directors, and director nominees being selected or recommended for the Board’s selection, either by a majority of the independent directors, or a nominating committee comprised solely of independent directors.

The Company also has a standing Nominating Committee. The Nominating Committee is responsible for recommending nominees to the Board of Directors. Prior to December 26, 2003, the directors serving on the Nominating Committee were Dr. William F. Hamilton, Robert F. Hussey, and Dr. Bryan Zwan. Effective December 26, 2003, Dr. Hamilton resigned from the Board and the Nominating Committee currently consists of Mr. Hussey and Dr. Zwan. The Nominating Committee does not operate under a formal written charter. The Nominating Committee identifies potential candidates for the Board of Directors based on its network of business and industry contacts. The candidates’ qualifications are then reviewed to determine if they possess several of the following characteristics: business and financial acumen, knowledge of the telecommunications and/or technology industries and/or the telecommunications test equipment industry, and has prior experience serving as a director. Based on the composition of the Board and the Company’s needs, the Nominating Committee will also consider whether the candidate qualifies as an independent director under the NASDAQ Marketplace Rules. Those candidates that hold the appropriate qualifications are interviewed by the Nominating Committee, a determination is made as to which candidate or candidates the Nominating Committee will present to the Board, and the Committee secures a commitment from the candidate or candidates to serve on the Board if nominated. The Nominating Committee makes its recommendation to the Board of Directors which has an opportunity to meet with the candidate or candidates prior to voting on the recommendation of the Nominating Committee. Additionally, the Nominating Committee will consider recommendations for nominees to the Board of Directors submitted by stockholders. Stockholders who wish the Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Nominating Committee in care of the Secretary of the Company at the principal executive offices of the Company. The Company requires such stockholder nominees to be submitted to the principal offices not less than 120 days nor more than 180 days prior to the Annual Meeting. This requirement is consistent with the Company’s Bylaws which require a stockholder presentation of an item for consideration as an agenda item for a meeting of the stockholders to be submitted to the Company not less than 120 days nor more than 180 days prior to the meeting. The Nominating Committee held one (1) meeting in 2002.

The Board has also established a Compensation Committee, Executive Committee, and a Special Committee. The Compensation Committee, currently composed of Messrs. Fallon and Hussey, is responsible for reviewing and approving, within its authority, compensation, benefits, training and other human resource policies. The Compensation Committee held seven (7) meetings during 2002. In 2000, the Board formed the Executive Committee to act on matters when the full Board of Directors was unable to convene. The Executive Committee consists of Mr. Hussey and Dr. Zwan. The Executive Committee held no meetings in 2002. The Special Committee, currently composed of Messrs. Fallon and Moreyra was formed by the Board in 2003 for the purposes of reviewing transactions with affiliates of Dr. Zwan as to the fairness of such transactions. Prior to December 26, 2003, Dr. William F. Hamilton served on the Compensation Committee and the Special Committee. Effective December 26, 2003, Dr. Hamilton resigned from the Board and therefore no longer serves on the Compensation or Special Committee.

The Company has a policy that states that, except for unexpected and unusual circumstances, all Directors will be present at the Annual Meeting of Stockholders. During the Annual Meeting of Stockholders held on May 20, 2002, three of the four Directors were present.

Stockholders can contact the Board of Directors through written communication sent by certified mail to Digital Lightwave, Inc., 15550 Lightwave Drive, Clearwater, Florida 33760 Attn: Investor Relations – Board of Directors. From time to time the Board may change the process by which stockholders may communicate with the Board. Such changes will be posted to the Company’s website at www.lightwave.com.

Compensation of Directors

Each independent director automatically receives an option to purchase 50,000 shares of Common Stock upon joining the Board of Directors and automatically receives an additional option to purchase 15,000 shares of Common Stock upon re-election at each Annual Meeting of Stockholders thereafter. During 2002, the Directors received options instead of fees as compensation for their services. On January 2, 2002, Mr. Fallon, Mr. Hussey, and Dr. Hamilton each received options to purchase 15,000 shares of Common Stock. On January 23, 2002, Messrs. Fallon and Hussey received options to purchase 75,000 shares of Common Stock and Dr. Hamilton received options to purchase 35,000 shares of Common Stock. These options were granted as compensation for their services, they vest annually over a three (3)-year period and are exercisable at a price of $9.61 with respect to the options granted on January 2, 2002, and $6.81 with respect to the options granted on January 23, 2002. Effective January 1, 2003, independent, non-employee directors of the Company receive an annual service fee of $25,000, a per-meeting fee of $1,000 for each in-person board or committee meeting attended by such director and a per-meeting fee of $500 for each telephonic board or committee meeting in which such director participates. In addition, independent, non-employee directors who serve as committee chairman receive a $12,500 annual stipend. Separate fees will not be earned for committee meetings that are held concurrently with board meetings. Directors are also reimbursed for travel and other expenses relating to attendance at meetings of the Board or committees. During 2002 and 2003, Dr. Zwan elected not to receive any compensation, either in terms of director fees or stock option grants for services he provided to the Company as Chairman of the Board. Additionally, during this same time period, Dr. Zwan elected not to be reimbursed by the Company for travel and other expenses related to attendance at meetings of the Board or committees.

On January 23, 2003, Mr. Fallon, Dr. Hamilton and Mr. Hussey each received an option to purchase 25,000 shares of Common Stock, vesting quarterly over a three (3)-year period, at an exercise price of $1.28 per share.

In connection with Mr. Hussey’s appointment as Strategic Restructuring Advisor effective December 1, 2002, on January 23, 2003, Mr. Hussey was granted options to purchase 100,000 shares of Common Stock, vesting quarterly over a three (3)-year period, at an exercise price of $1.28 per share. In addition, Mr. Hussey received service fees totaling $147,500 for the period December, 2002 through November, 2003.

In connection with Mr. Moreyra’s appointment to the Board of Directors on June 30, 2003, the Company granted Mr. Moreyra options to purchase 50,000 shares of Common Stock on December 26, 2003. These options have an exercise price of $0.78 and vest quarterly over a three (3) year period.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent (10%) stockholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) forms that they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company’s officers, directors and greater than ten percent (10%) stockholders complied with all applicable Section 16(a) filing requirements for the fiscal year 2002.

EXECUTIVE COMPENSATION

The following table shows, for the year ended December 31, 2002, the cash and other compensation awarded to, earned by or paid to Mr. Green and each other executive officer who earned in excess of $100,000 for all services in all capacities (the “Named Executive Officers”). During the year ended December 31, 2002, the Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts.

Summary Compensation Table (1)

	Annual Compensation				Long-Term Compensation
	Year	Salary	Bonus	Other Annual Compensation (2)	Securities Underlying Options	All Other Compensation (3)
James Green (4)	2002	$221,864	$—	$—	$—	$—
President and Chief	2001	182,674	—	—	108,000	—
Executive Officer	2000	137,513	5,000	—	13,500	—
Dr. Bryan J. Zwan (5)	2002	—	—	—	—	—
Chairman of the Board,	2001	—	—	—	—	—
President and Chief	2000	—	—	—	—	—
Executive Officer
Gerry Chastelet (6)	2002	26,129	—	—	—	477,212(10)
Chairman of the Board,	2001	302,849	—	—	250,000	23,250
President and Chief	2000	293,574	50,000	—	25,000	23,250
Executive Officer
Mark E. Scott (7)	2002	195,225	—	—	—	2,925
Executive Vice President,	2001	—	—	—	—	—
Finance, Chief Financial	2000	—	—	—	—	—
Officer and Secretary
George Matz (8)	2002	26,813	—	—	—	100,266(10)
Executive Vice President	2001	252,420	—	—	108,000	17,250
and General Manager,	2000	243,740	50,000	—	16,750	17,250
Portable Products Division
Dr. Glenn Dunlap (9)	2002	171,006	—	—	—	—
Chief Strategy Officer	2001	155,903	—	—	108,000	—
	2000	—	—	—	—	—

(1)	This table does not include data with respect to the fiscal year ended December 31, 2003, except as set forth in certain footnotes below, because the Meeting is the Company’s 2003 Annual Meeting of Stockholders. Information will be available in the Company’s Form 10-K for the fiscal year ended December 31, 2003 to be filed with the SEC on or before March 30, 2004 and the proxy to be delivered to the stockholders of the Company in connection with the Company’s 2004 Annual Meeting of Stockholders which is currently scheduled to be held on May 14, 2004.

(2)	As permitted by the rules of the SEC, this column excludes perquisites and other personal benefits for the Named Executive Officers if the total incremental cost in a given year did not exceed the lesser of $50,000 or 10% of the total combined salary and bonus.

(3)	“All Other Compensation” includes the following accruals for or contributions to various plans by the Company in favor of the Named Executive Officers for the fiscal years ending December 31, 2000, 2001 and 2002: (i) 401(k) plan matching contributions for Mr. Chastelet — $5,250 for 2000 and 2001, Mr. Matz — $5,250 for 2000 and 2001 and Mr. Scott — $2,925 for 2002; and (ii) automobile allowance for Mr. Chastelet — $18,000 for 2000 and 2001 and Mr. Matz — $12,000 for 2000 and 2001.

(4)	Became President and Chief Executive Officer of the Company effective August 9, 2002. During 2000 and 2001, Mr. Green served as the Executive Vice President, Operations and the Chief Operating Officer of the Company.

(5)	Served as President and Chief Executive Officer of the Company from January 23, 2002 to August 9, 2002. Dr. Zwan did not receive any salary, bonus or stock options during his tenure as President and Chief Executive Officer of the Company.

(6)	Resigned effective January 23, 2002.

(7)	Resigned effective February 19, 2003.

(8)	Resigned effective January 28, 2002 and served as executive consultant to the Company from January 29, 2002 to August 15, 2002.

(9)	Resigned effective January 17, 2003 and served as an executive consultant to the Company from January 17, 2003 to August 17, 2003.

(10)	Includes severance paid to Mr. Chastelet and Mr. Matz in the amounts of $477,000 and $100,001, respectively, pursuant to employment agreements.

Stock Option Grants and Exercises in the Last Fiscal Year

The following table sets forth information concerning stock options awarded to each of the Named Executive Officers during 2002. All such options were awarded under the Company’s 2001 and 1996 Stock Option Plan. During the year ended December 31, 2002, the Company did not grant any stock appreciation rights.

Option Grants in Last Fiscal Year (1)

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	5%	10%
James Green	250,000 (8)	3.96%	$1.42	08/07/08	$120,734	$273,904
Dr. Bryan J. Zwan (3)	—	—	—	—	—	—
Gerry Chastelet (4)	—	—	—	—	—	—
Mark E. Scott (5)	75,000 (9)	1.19	7.22	01/16/08	184,162	417,800
	200,000 (9)	3.17	1.42	08/07/08	96,587	219,123
George Matz (6)	—	—	—	—	—	—
Dr. Glenn Dunlap (7)	200,000 (10)	3.17	1.42	08/07/08	96,587	219,123

(1)	This table does not include data with respect to the fiscal year ended December 31, 2003, except as set forth in certain footnotes below, because the Meeting is the Company’s 2003 Annual Meeting of Stockholders. Information will be available in the Company’s Form 10-K for the fiscal year ended December 31, 2003 to be filed with the SEC on or before March 30, 2004 and the proxy to be delivered to the stockholders of the Company in connection with the Company’s 2004 Annual Meeting of Stockholders which is currently scheduled to be held on May 14, 2004.

(2)	Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements of the SEC and do not reflect the Company’s estimate of future price growth.

(3)	Dr. Zwan did not receive any stock options during his service as President and Chief Executive Officer from January 23, 2002 to August 9, 2002.

(4)	Mr. Chastelet resigned effective January 23, 2002.

(5)	Mr. Scott resigned effective February 19, 2003.

(6)	Mr. Matz resigned effective January 28, 2002 and served as an executive consultant to the Company from January 29, 2002 to August 15, 2002.

(7)	Dr. Dunlap resigned effective January 17, 2003 and served as an executive consultant to the Company from January 17, 2003 to August 17, 2003.

(8)	Vesting schedule for this grant is: 1/12 of total shares underlying options granted shall vest each quarter for twelve (12) quarters after the date of grant.

(9)	All options that remained exercisable following Mr. Scott’s resignation from the Company terminated on August 17, 2003.

(10)	All options that remained exercisable following Dr. Dunlap’s resignation from the Company will remain exercisable until August 16, 2004. As of December 18, 2003, 166,666 options remain exercisable.

The following table sets forth certain information regarding options to purchase shares of Common Stock held as of December 31, 2002, by each of the Named Executive Officers. No options or stock appreciation rights were exercised during 2002, and no stock appreciation rights were outstanding as of December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year
and Year-End Option Values (1)

	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-The-Money Options at December 31, 2002 (2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
James Green	101,001	303,833	—	—
Dr. Bryan J. Zwan (3)	—	—	—	—
Gerry Chastelet (4)	330,357	—	—	—
Mark E. Scott (5)	16,666	258,334	—	—
George Matz (6)	101,258	—	—	—
Dr. Glenn Dunlap (7)	49,998	258,002	—	—

(1)	This table does not include data with respect to the fiscal year ended December 31, 2003, except as set forth in certain footnotes below, because the Meeting is the Company’s 2003 Annual Meeting of Stockholders. Information will be available in the Company’s Form 10-K for the fiscal year ended December 31, 2003 to be filed with the SEC on or before March 30, 2004 and the proxy to be delivered to the stockholders of the Company in connection with the Company’s 2004 Annual Meeting of Stockholders which is currently scheduled to be held on May 14, 2004.

(2)	Values shown in these columns reflect the difference between the closing price of $1.23 on December 31, 2002, and the exercise price of the options and does not include the federal and state taxes due upon exercise.

(3)	Dr. Zwan did not receive any stock options during his service as President and Chief Executive Officer from January 23, 2002 to August 9, 2002.

(4)	Mr. Chastelet resigned effective January 23, 2002. All options that remained exercisable following Mr. Chastelet’s resignation from the Company terminated on January 23, 2003.

(5)	Mr. Scott resigned effective February 19, 2003. All options that remained exercisable following Mr. Scott’s resignation from the Company terminated on August 17, 2003.

(6)	Mr. Matz resigned from the Company effective January 28, 2002 and served as an executive consultant to the Company from January 29, 2002 to August 15, 2002. All options that remained exercisable following Mr. Matz’s resignation from the Company terminated on August 15, 2003.

(7)	Dr. Dunlap resigned from the Company effective January 17, 2003 and served as an executive consultant to the Company from January 17, 2003 to August 17, 2003. All options that remained exercisable following Dr. Dunlap’s resignation from the Company will remain exercisable until August 16, 2004. As of December 18, 2003, 166,666 options remain exercisable.

Equity Compensation Chart (1)

The following table sets forth the equity compensation plan information for the Company as of December 31, 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c) (3)
Equity compensation plans approved by security holders (2)	7,807,853	$8.32	381,553
Equity compensation plans not approved by security holders	—	—	—
Total	7,807,853	$8.32	381,553

(1)	This table does not include data with respect to the fiscal year ended December 31, 2003 because the Meeting is the Company’s 2003 Annual Meeting of Stockholders. Information will be available in the Company’s Form 10-K for the fiscal year ended December 31, 2003 to be filed with the SEC on or before March 30, 2004 and the proxy to be delivered to the stockholders of the Company in connection with the Company’s 2004 Annual Meeting of Stockholders which is currently scheduled to be held on May 14, 2004.

(2)	These plans consist of the 1996 Stock Option Plan and the 2001 Stock Option Plan.

(3)	This number includes 286,839 shares reserved for issuance under the 1997 Employee Stock Purchase Plan.

Employment Agreements and Severance Agreements

The Company entered into a letter agreement dated as of December 31, 1998 and addendums to the letter agreement dated October 18, 1999 and February 27, 2001 with Gerry Chastelet, the Company’s former Chairman of the Board, Chief Executive Officer and President (the “Chastelet Agreement”). The Chastelet Agreement provided for: (1) employment at will; (2) an annual salary of $275,000; (3) a $150,000 signing bonus payable over two years; and (4) a performance bonus of up to 50% of his base salary to be paid based on 80% quantitative and 20% qualitative criteria to be established by the Board. In addition, the Company granted to Mr. Chastelet stock options to purchase 600,000 shares of Common Stock at an exercise price of $2.313 per share, of which 100,000 stock options vested after each six months of employment. Mr. Chastelet received raises to $300,000 annual base salary on April 1, 2000 and to $318,012 annual base salary on April 1, 2001. In October, 2001, as part of Company-wide cost cutting measures, Mr. Chastelet took a 20% pay reduction to $254,400 annual base salary.

On January 23, 2002, Mr. Chastelet resigned from the Company. Under the terms of the Chastelet Agreement, Mr. Chastelet received the following severance arrangement: (1) a severance payment equal to one and one-half (1.5) times Mr. Chastelet’s annual base salary; (2) life, disability, accident and group health insurance benefits for Mr. Chastelet (and his dependents) for a period of one (1) year; (3) all stock options, warrants, rights and other Company stock-related awards granted to Mr. Chastelet, to the extent vested, remained exercisable for the lesser of the one (1)-year period following his resignation or the maximum period permissible under accounting regulations governing business combinations; and (4) the Company agreed to pay or reimburse

Mr. Chastelet for any and all reasonable expenses incurred by Mr. Chastelet for outplacement services not to exceed 35% of his base salary at the time of his resignation.

The Company entered into a letter agreement dated as of April 13, 1998, an addendum to the letter agreement dated February 9, 1999 and addendums to the letter agreement dated October 18, 1999 and February 27, 2001 with George J. Matz, the Company’s former Executive Vice President and General Manager, Portable Products Division (the “Matz Agreements”). The Matz Agreements provided for: (1) employment at will; (2) an annual salary of $225,000; (3) a $150,000 sign-on bonus payable over three years; and (4) a performance bonus of at least 20% of Mr. Matz’s base salary for the first year. In addition, the Company granted to Mr. Matz stock options to purchase 300,000 shares of Common Stock at an exercise price of $4.4375 per share, of which 75,000 stock options vested each on November 19, 1998 and on December 31, 1999, and 75,000 vested on each of the second and third of his employment anniversary dates.

On January 28, 2002, Mr. Matz resigned from the Company and entered into with the Company a new letter agreement pursuant to which all prior agreements between Mr. Matz and the Company were terminated. Under the terms of the new letter agreement and in settlement of all claims under the Matz Agreements, Mr. Matz received the following: (1) the payment of $8,833.33 per month from January 29, 2002 to August 15, 2002 in exchange for serving as an Executive Consultant for such period; (2) an additional payment of $42,584 on August 15, 2002; and (3) a payment of $100,000 on January 15, 2003. Also under the terms of the new letter agreement, Mr. Matz is entitled to a payment of $100,000 on January 15, 2004 and life, disability, accident and group health insurance benefits for Mr. Matz (and his dependents) until December 31, 2003. In addition, all stock options, warrants, rights and other Company stock-related awards granted to Mr. Matz, to the extent vested as of August 15, 2002 remained exercisable until August 15, 2003.

On December 26, 2001, the Company entered into a letter agreement, effective as of January 16, 2002, and an addendum to the letter agreement dated August 9, 2002, with Mark E. Scott, the Company’s former Vice President of Finance and Chief Financial Officer (the “Scott Agreement”). The Scott Agreement provided for: (1) employment at will; (2) an annual salary of $170,000; and (3) a performance bonus of up to 20% of Mr. Scott’s base salary. Additionally, the Company granted to Mr. Scott stock options to purchase 75,000 shares of Common Stock at an exercise price of $7.22 per share of which 25,000 were scheduled to vest on each of the first, second, and third employment anniversary dates.

On January 24, 2002, Mr. Scott was appointed to serve as Secretary of the Company. On August 9, 2002, Mr. Scott was promoted to Executive Vice President, Chief Financial Officer and Secretary with an increase in base salary to $250,000 annually. In January, 2003, as part of Company-wide cost cutting measures, Mr. Scott took a 20% pay reduction to $200,000 annual base salary.

On February 19, 2003, Mr. Scott resigned from the Company. Mr. Scott received the following severance arrangement: (1) a severance payment equal to three (3) months salary, payable over three months; (2) group health insurance benefits for a period of three (3) months; and (3) all stock option grants, to the extent vested, remained exercisable until August 17, 2003.

The Company entered into a letter agreement dated as of October 13, 1999, as modified by letters dated February 18, 2000 and June 3, 1999, and addendums to the letter agreement on June 9, 2000 and February 27, 2001, with James Green, the Company’s former Chief Operating Officer (the “Green Agreements”). The Green Agreements provided for: (1) an annual salary of $130,000; (2) a performance bonus of $5,000 based on fourth quarter 1999 revenues; and (3) relocation expenses for up to one (1) year of temporary living expenses and realtor costs not to exceed $20,000. In addition, the Company granted to Mr. Green stock options to purchase 50,000 shares of Common Stock at an exercise price of $7.625 per share of which one-third were scheduled to vest on each of the three anniversaries following the date of grant.

On August 9, 2002, the Company appointed Mr. Green to serve as President and Chief Executive Officer. The Company entered into an employment agreement with Mr. Green which provided for an annual base salary of $300,000. In January, 2003, as part of Company-wide cost cutting measures, Mr. Green took a 50% pay reduction to $150,000 annual base salary. On August 7, 2003, Mr. Green’s salary was reinstated to an annual base of $300,000. Effective February 20, 2003, Mr. Green was appointed to serve as Secretary of the Company in addition to the other offices held by Mr. Green. During 2002, Mr. Green received a stock option to purchase 250,000 shares of Common Stock at an exercise price of $1.42. These options vest quarterly over a three-year period. On August 9, 2002 the Company entered into an addendum to the existing employment agreements with Mr. Green that modifies/provides for severance payments ranging from three (3) months to nine (9) months based on length of service, upon a termination within one year of a change in control of the Company.

The Company entered into a letter agreement dated as of February 22, 2001, as modified by a letter dated July 27, 2001, and an addendum to the letter agreement dated October 2, 2001 with Dr. Glenn Dunlap, the Company’s former Chief Strategy Officer (the “Dunlap Agreements”). The Dunlap Agreements provided for: (1) an annual salary of $190,000; (2) eligibility to participate in an Executive Bonus Program of up to 40% of Dr. Dunlap’s annual salary; and (3) temporary living expenses for up to one (1) year. In addition, the Company granted to Dr. Dunlap stock options to purchase 65,000 shares of Common Stock at an exercise price of $27.4375 per share of which one-third were scheduled to vest on each of the three anniversaries following the date of grant.

Effective January 17, 2003, Dr. Dunlap resigned from the Company, and on February 28, 2003 entered into a settlement agreement and release (the “Settlement Agreement”) with the Company pursuant to which all prior agreements between Dr. Dunlap and the Company were terminated. Under the terms of the Settlement Agreement and in settlement of all claims under the Dunlap Agreements, Dr. Dunlap is entitled to the payment of $20,000 payable at a rate of $3,333 per month until paid in full. In addition, Dr. Dunlap entered into an Executive Consulting Agreement with the Company (the “Consulting Agreement”). Under the terms of the Consulting Agreement, Dr. Dunlap was entitled to the payment of $31,666.67 per month in exchange for serving as an Executive Consultant for the period commencing on January 17, 2003 and terminating on August 17, 2003. Also, the Company agreed to pay for Dr. Dunlap’s life, disability, accident and group medical and dental benefits through January 16, 2004 and all stock options, warrants, rights and other Company stock-related awards granted to Dr. Dunlap, to the extent vested as of August 17, 2003, shall remain exercisable for the lesser of a one (1)-year period beginning on August 16, 2003 or the maximum period permissible under the accounting regulations governing business combinations following the date of August 16, 2003.

On January 23, 2003, Robert Hussey, a director of the Company was appointed Strategic Restructuring Advisor, effective as of December 1, 2002. In connection with such appointment, Mr. Hussey was granted options to purchase 100,000 shares of Common Stock, which vest quarterly over a three (3) year period, at an exercise price of $1.28 per share. In addition, Mr. Hussey received service fees totaling $147,500 for the period December, 2002 through November, 2003.

Section 401(k) Plan

In 1997, the Company adopted a 401(k) Salary Savings Plan (the “401(k) Plan”) covering the Company’s full-time employees located in the United States. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($11,000 in 2002 or $12,000 for employees 50 years or older) and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan. Currently, the Company matches the first 6% of such voluntary contributions at 50% of the amount contributed by the employee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Mr. Fallon, Mr. Hussey and Dr. Hamilton during fiscal 2002. No such persons are employee directors and none are former officers of the Company. On January 23, 2003, Mr. Hussey was appointed Strategic Restructuring Advisor effective December 1, 2002. In connection with his appointment, Mr. Hussey was granted options to purchase 100,000 shares of Common Stock. In addition, Mr. Hussey has received service fees totaling $147,500 for the period December, 2002 through November, 2003. During 2002, none of the Company’s executive officers served on the compensation committee or board of directors of any entities whose directors or officers serve on the Company’s Compensation Committee or Board. Effective December 26, 2003, Dr. Hamilton resigned from the Board.

Certain Relationships and Related Transactions

In 2001, James Green, the current President, Chief Executive Officer, and Secretary of the Company, borrowed $200,000 from the Company. This note accrued interest at the prime rate plus one percent (1.0%) with the principal sum and accrued interest thereon payable on demand or, if earlier, from the proceeds of any sale of the borrower’s stock holdings or on the date of termination of the borrower’s employment with the Company. This note was collateralized by the borrower’s stock holdings in the Company and future cash bonuses which may become payable.

In April 2002, Mr. Green borrowed $175,000 from the Company. On April 12, 2002, this borrowing was combined with the previous note in the principal amount of $200,000 plus accrued interest of approximately $16,000 into one note with a principal balance of approximately $391,000, which is classified in notes receivable. This note accrues interest at 8.0% with the principal and accrued interest thereon payable on demand or, if earlier, from the proceeds of any sale of the borrower’s stock holdings or on the date of termination of the borrower’s employment with the Company. This note is collateralized by the borrower’s stock holdings in the Company, future cash bonuses which may become payable and a second lien on the borrower’s residence. As of December 31, 2002, the outstanding balance, reflecting a voluntary prepayment of $25,000 made during the fourth quarter of 2002, was approximately $366,000 with accrued interest of approximately $18,000.

Effective August 1, 2003, $50,000 a year of Mr. Green’s annual salary will be used to repay the note discussed above. This repayment will be deducted proportionally each pay period.

On January 23, 2003, Robert Hussey, a director of the Company, was appointed Strategic Restructuring Advisor, effective as of December 1, 2002. In connection with such appointment, Mr. Hussey was granted options to purchase 100,000 shares of Common Stock, vesting quarterly over a 3-year period at an exercise price of $1.28 per share, which was the market price on the date of the grant. In addition, Mr. Hussey received service fees of $147,500 for the period December, 2002 through November, 2003.

As of December 30, 2003, the Company has borrowed a total amount of $13,596,710 from Optel, LLC and Optel Capital, LLC, entities controlled by the Company’s majority shareholder and current Chairman of the Board, Dr. Bryan Zwan (together, “Optel”), pursuant to several secured promissory notes (the “Optel Notes”) of which approximately $12.64 million is currently outstanding. All of the Optel Notes bear interest at an annual rate of 10%, are secured by a first priority interest in substantially all of the assets of the Company pursuant to a security agreement and may be prepaid at any time. The Optel Notes mature July 31, 2004 unless certain specified events occur accelerating maturity. The following table shows the dates and principal amounts of each Optel Note:

Date	Principal Amount of Note
February 14, 2003	$800,000
February 26, 2003	650,000
February 28, 2003 (1)	961,710
March 28, 2003	450,000
April 2, 2003	60,000
April 29, 2003	500,000
May 14, 2003	400,000
May 19, 2003	620,000
May 29, 2003	520,000
June 12, 2003	500,000
June 26, 2003	2,000,000
July 14, 2003	500,000
July 22, 2003	1,000,000
July 29, 2003	500,000
August 14, 2003	1,000,000
September 11, 2003	350,000
November 13, 2003	500,000
November 24, 2003	900,000
December 10, 2003	240,000
December 12, 2003	480,000
December 19, 2003	500,000
December 30, 2003	165,000

(1)	On March 5, 2003, the Company repaid the entire balance due under this note.

The Company has no commitment from Optel for future financing. Optel has advised the Company that it will nonetheless be willing to consider requests from the Company for additional funds, but will only make advances in its sole discretion.

In April, 2003, prior to Robert Moreyra’s appointment to the Board, Atlantic American Capital Advisors, LLC (“AACA”), a company of which Mr. Moreyra is Senior Managing Director, received compensation from the Company in the amount of $12,500 for certain services performed for the Company in connection with the Company’s negotiations with its creditors. The Company has no ongoing arrangements with AACA and does not intend to make any further payments to AACA.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The overall goal of the Compensation Committee is to develop compensation policies and practices that encourage and reward executive efforts to create stockholder value through achievement of corporate objectives, business strategies and performance goals. This is accomplished by blending cash and equity compensation and by aligning the interests of executives with those of stockholders generally.

The Compensation Committee recommends to the Board compensation for the Company’s officers and directors and oversees the administration of the Company’s employee stock option and stock purchase plans. All decisions of the Compensation Committee relating to compensation of the Company’s executive officers are reviewed and approved by the entire Board.

Compensation Policy

The Company’s executive compensation policy is designed to establish an appropriate relationship between executive pay and the Company’s annual performance, its long-term growth objectives and its ability to attract and retain qualified executive officers. The Compensation Committee attempts to achieve these goals by integrating on an individualized basis competitive annual base salaries with stock options through the Company’s stock option plan and otherwise. The Compensation Committee believes that cash compensation in the form of salary and bonus provides the Company’s executives with short term rewards for success in operations, and that long term compensation through the award of stock options better coordinates the objectives of management with those of the stockholders with respect to the long term performance and success of the Company. The Compensation Committee generally takes into consideration a variety of subjective and objective factors in determining the compensation package for executive officers, including how compensation compares to that paid by competing companies and the responsibilities and performance by each executive and the Company as a whole. In making its determinations, the Compensation Committee attempts to address the unique challenges which are present in the telecommunications industry in which the Company competes against a number of public and private companies with respect to attracting and retaining executives and other key employees.

The Compensation Committee has relied heavily on the equity/option position of executives as an important mechanism to retain and motivate executives and key employees while at the same time aligning the interests of the executives with the interests of the stockholders generally. The Compensation Committee believes that option grants are instrumental in motivating employees to meet the Company’s future goals. By working to increase the Company’s value, one of the Company’s primary performance goals is met and the executives are likewise compensated through option value.

Section 162(m) of the Internal Revenue Code limits the Company’s deduction in any one fiscal year for federal income tax purposes to $1.0 million per person with respect to the Company’s Chief Executive Officer and its four (4) other highest paid executive officers who are employed on the last day of the fiscal year unless the compensation was not otherwise subject to the deduction limit. Certain performance-based compensation is not included in this $1.0 million limitation. Stock options with an exercise price equal to 100% of the fair market value at the time of grant may qualify for exclusion from this limitation if the plan under which they are granted meets certain conditions. However, because the net cost of compensation, including its deductibility, is weighed by the Compensation Committee against many factors in determining executive compensation, the Compensation Committee may determine that it is appropriate and in the best interests of the Company to authorize compensation that is not deductible, whether by reason of Section 162(m) or otherwise.

Compensation of the Chief Executive Officer

In setting compensation levels for the Chief Executive Officer, the Compensation Committee reviews competitive information reflecting compensation practices for similar technology companies and examines the Chief Executive Officer’s performance relative to the Company’s overall financial results. The Compensation Committee also considers the Chief Executive Officer’s achievements against pre-established objectives and determines whether the Chief Executive Officer’s base salary, target bonus, option grants and target total compensation approximate the competitive range of compensation for chief executive officer positions in the technology industry. In establishing his compensation, the Compensation Committee reviews the Chief Executive Officer’s performance and compares it with chief executive officers of similar technology companies.

The Company hired Mr. Chastelet on December 31, 1998 to serve as President and Chief Executive Officer. The Company entered into an employment agreement with Mr. Chastelet which provided for an annual base salary of $275,000. Subsequent to this, Mr. Chastelet received raises to $300,000 annual base salary on April 1, 2000 and to $318,012 annual base salary on April 1, 2001. In October, 2001, as part of Company-wide cost cutting measures, Mr. Chastelet took a 20% pay reduction to $254,400 annual base salary. Mr. Chastelet resigned effective January 23, 2002. Overall, Mr. Chastelet’s base and incentive compensation were below the median compensation for technology companies, but within the competitive range.

Effective January 23, 2002, Dr. Zwan was appointed President and Chief Executive Officer of the Company. On August 9, 2002, Dr. Zwan resigned as President and Chief Executive Officer of the Company. Dr. Zwan elected not to receive any compensation for his services as President and Chief Executive Officer.

On August 9, 2002, the Company appointed its Chief Operating Officer, Mr. Green, to serve as President and Chief Executive Officer. The Company entered into an employment agreement with Mr. Green which provided for an annual base salary of $300,000. In January, 2003, as part of Company-wide cost cutting measures, Mr. Green took a 50% pay reduction to $150,000 annual base salary. On August 7, 2003, Mr. Green’s salary was reinstated to an annual base of $300,000. During 2002, Mr. Green received a stock option to purchase 250,000 shares of Common Stock at an exercise price of $1.42. These options vest quarterly over a three-year period. Overall, Mr. Green’s base and incentive compensation were below the median compensation for technology companies, but within the competitive range.

Compensation Arrangements Generally

Overall, the Compensation Committee believes that the compensation arrangements for the Company’s executives serve the long term interests of the Company and its stockholders and that the equity/option positions of executives are an important factor in retaining and attracting key executives. The Compensation Committee intends to continue to review and analyze its policies in light of the performance and development of the Company and the environment in which it competes for executives and to retain outside compensation consultants from time to time to assist the Compensation Committee in such review and analysis.

Submitted by the Compensation Committee
of the Board of Directors

Robert F. Hussey, Chairman
Gerald A. Fallon

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed with the SEC.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2002, included in the Company’s Annual Report on Form 10-K for that year:

The Audit Committee has reviewed and discussed these audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent accountants, Grant Thornton LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as amended, and has discussed with Grant Thornton LLP the independence of Grant Thornton LLP from the Company. The Audit Committee has determined that the provision of non-audit services by the accountants is compatible with maintaining the accountants’ independence.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Directors(1)

Gerald A. Fallon
Robert Moreyra(2)

(1)	Effective December 26, 2003, Dr. William F. Hamilton resigned from the Board. Therefore, the Audit Committee is not and will continue to not be, in compliance with the NASDAQ Listing Standards until such time as a new independent director is appointed by the Board to serve on the Audit Committee.

(2)	Robert Moreyra became a director of the Company and a member of the Audit Committee on June 30, 2003.

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed with the SEC.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURES

Effective October 22, 2002, the Company dismissed PricewaterhouseCoopers LLP (“PWC”) as the principal accountants to audit the Company’s financial statements. The information required to be disclosed under Item 304(a) of Regulation S-K has been previously reported on the Company’s Form 8-K filed with the SEC on October 24, 2002.

The reports of PWC on the financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

The decision to dismiss PWC was recommended by management and approved by the Audit Committee and the Board.

In connection with its audits for the two most recent fiscal years through October 22, 2002, there have been no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PWC would have caused them to make reference thereto in their report on the financial statements for such years.

During the two most recent fiscal years and through October 22, 2002, the Company has had no reportable events (as defined in Item 304(a) (1) (v) of Regulation S-K).

Effective October 22, 2002, the Company engaged the accounting firm of Grant Thornton LLP as the Company’s new independent accountants to audit the Company’s financial statements for the fiscal year ending December 31, 2002, subject to ratification by the stockholders of the Company. See “Proposal Two — Ratification of Appointment of Independent Auditors.”

During the last two fiscal years and through October 22, 2002, the Company did not consult with Grant Thornton LLP on either the application of accounting principles or type of opinion Grant Thornton LLP might issue on the Company’s financial statements or any matter that was the subject of a disagreement (as defined in Item 304(a) (1) (iv) of Regulation S-K) or a reportable event.

FEES PAID TO PRINCIPAL ACCOUNTANTS

The following list details the aggregate fees billed by Grant Thornton LLP and Pricewaterhouse Coopers LLP for professional services during 2002:

Audit Fees	$151,989 (1)
Financial Information Design and Implementation Fees	$—
All Other Fees	$249,585 (2)

The Audit Committee of the Company has considered the compatibility of the non-audit services provided by Pricewaterhouse Coopers LLP and Grant Thornton LLP with such principal accountants’ independence. The Audit Committee has determined that the provision of non-audit services by the accountants is compatible with maintaining the accountants’ independence.

(1)	Includes fees billed by Pricewaterhouse Coopers LLP in the amount of $42,000 for audit services provided in 2002, including review of 10-Q financial statements for the quarters ended March 31, 2002, and June 30, 2002, and consent to the 10-K for the fiscal year ended December 31, 2002.

(2)	Includes tax and tax planning fees of $132,391 ($114,151 of which were billed by Pricewaterhouse Coopers, LLP in 2002) and other services of $117,194 ($109,423 of which were billed by Pricewaterhouse Coopers, LLP in 2002).

PERFORMANCE GRAPH

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG DIGITAL LIGHTWAVE, INC., THE NASDAQ TOTAL RETURN INDEX, AND
THE NASDAQ NON-FINANCIAL INDEX

	2/7/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Digital Lightwave, Inc.	$100.00	$18.41	$509.44	$252.23	$74.66	$9.79
NASDAQ Total Return	$100.00	$163.99	$304.15	$183.10	$145.26	$100.43
NASDAQ Non-Financial	$100.00	$163.56	$320.66	$186.88	$142.90	$93.43

The above graph assumes that $100.00 was invested in the Common Stock and in each index on February 7, 1997, the effective date of the Company’s initial public offering. Although the Company has not declared a dividend on its Common Stock, the total return for each index assumes the reinvestment of dividends. Stockholder returns over the period presented should not be considered indicative of future returns. The foregoing graph shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Item 2 on the Proxy Card)

The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Grant Thornton LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2003, subject to ratification of this appointment by the stockholders of the Company. Grant Thornton LLP has served as independent auditors of the Company since October 2002 and is considered by the Audit Committee and the Board of Directors to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

One or more representatives of Grant Thornton LLP will be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares voted on the matter, assuming a quorum is present, is required to ratify the selection of auditors. If the stockholders should not ratify the appointment of Grant Thornton LLP, the Board of Directors will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” RATIFICATION OF THE APPOINTMENT OF THE AUDITORS.

OTHER BUSINESS

The Company is not aware of any other matters to be presented at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares that they represent in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2004 annual meeting and that stockholders desire to have included in the Company’s proxy materials relating to such meeting must be received by the Secretary of the Company at its principal executive offices (15550 Lightwave Drive, Clearwater, Florida 33760) no later than March 14, 2004 , and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

In addition, under the Company’s Bylaws, a stockholder presentation of an item for consideration as an agenda item for a meeting of stockholders must be submitted to the principal executive offices of the Company not less than 120 days nor more than 180 days prior to the meeting (the “Bylaw Deadline”). Stockholders should contact the Secretary of the Company in writing at 15550 Lightwave Drive, Clearwater, Florida 33760 to make any submission or to obtain additional information as to the proper form and content of submissions. If a stockholder gives notice of such a proposal after the Bylaw Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s annual meeting.

Additional Information

A copy of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2002, is being mailed with this Proxy Statement to stockholders entitled to notice of the Meeting. At any stockholder’s written request, the Company will provide without charge, a copy of this report, including the financial statements and a list of exhibits and a copy of the Company’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003. If copies of exhibits are requested, a copying charge of $0.20 per page will be made. Requests should be sent to Investor Relations, Digital Lightwave, Inc., 15550 Lightwave Drive, Clearwater, Florida 33760.

By order of the Board of Directors,

James Green,
President, Chief Executive Officer and Secretary

Clearwater, Florida
December 31, 2003

Appendix A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
DIGITAL LIGHTWAVE, INC.

The Board of Directors (the “Board”) of Digital Lightwave, Inc. (the “Company”) hereby adopts this Charter to establish the new governing principles of the Audit Committee.

1.	Role of the Audit Committee. The role of the Audit Committee is:

1.1	To act, directly, to fulfill the responsibilities that are required of audit committees under the rules and regulations of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market, Inc. (“Nasdaq”);

1.2	To oversee all material aspects of the Company’s reporting, control and audit functions;

1.3	To oversee the independence and performance of the registered public accounting firm which acts as the Company’s independent auditors; and

1.4	To provide a means for open communication between and among the Company’s independent auditors, financial and senior management, the Audit Committee and the Board.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate, or that they are in accordance with generally accepted accounting principles. The responsibility to plan and conduct audits is that of the Company’s independent auditors. The Company’s management has the responsibility to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. It is also not the duty of the Audit Committee to ensure the Company’s compliance with laws and regulations. The primary responsibility for these matters also rests with the Company’s management.

2.	Composition of the Audit Committee

2.1	The Board shall designate the members of the Audit Committee at each annual organizational meeting of the Board, and the members shall serve until the next such meeting or until their successors are designated by the Board; and

2.2	All members of the Audit Committee shall satisfy the requirements for “independence” of a member of an audit committee under the regulations of the SEC and Nasdaq. Each member of the Audit Committee shall be free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment as an Audit Committee member. All Audit Committee members shall have a basic understanding of finance and accounting, and shall be able to read and understand financial statements at the time of their appointment. One member of the Committee shall have accounting or related financial management experience, and the Board shall use best efforts to assure that one member of the Audit Committee is an “audit committee financial expert” as that term is defined by SEC rules. In addition, the members of the Audit Committee shall meet any other requirements of the applicable regulations of the SEC and Nasdaq.

3.	Meetings of the Audit Committee. The Audit Committee shall meet at least four times annually, and more frequently as circumstances require. The Audit Committee, or the Chair of the Audit Committee, shall be responsible for meeting with the independent auditors to discuss the interim financial statements.

4.	Responsibilities of the Audit Committee. The Audit Committee shall have the responsibilities set forth below with respect to:

4.1	The Company’s Independent Auditors

4.1.1	To appoint, oversee, and authorize the compensation of the registered public accounting firm which serves as the Company’s independent auditors (referred to herein as the “independent auditors”), including to resolve disagreements between management and the independent auditors, who shall report directly to the Audit Committee;

4.1.2	To appoint, oversee, retain and authorize the compensation of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform other audit, review or attest services for the Company, who shall report directly to the Audit Committee;

4.1.3	To have sole authority to hire and fire the Company’s independent auditors;

4.1.4	To approve in advance any audit or non-audit services provided by the Company’s independent auditors;

4.1.5	To actively engage in a dialogue with the independent auditors about any matter that may impact upon that firm’s objectivity and independence, and to take any appropriate action to oversee the independence of the independent auditors;

4.1.6	On an annual basis, review and discuss all relationships the registered public accounting firm serving as independent auditors has with the Company in order to consider and evaluate the firm’s continued independence. In connection with its review and discussions, the Committee shall: (i) ensure that the registered public accounting firm submits to the Committee a formal written statement (consistent with Independence Standards Board Standard No. 1) delineating all relationships and services that may impact the objectivity and independence of the firm; (ii) discuss with the registered public accounting firm any disclosed relationship, services or fees (audit and non-audit related) that may impact its objectivity and independence; and (iii) satisfy itself as to the registered public accounting firm’s independence;

4.1.7	To maintain a constructive and positive working relationship with the Company’s independent auditors because of the ultimate responsibility of the independent auditors to the Audit Committee, as representatives of the shareholders;

4.1.8	To make itself reasonably available to the independent auditors for discussion, and to provide sufficient opportunity for the independent auditors to meet with members of the Audit Committee without members of management present, to discuss, among other things, the independent auditors’ evaluation of the Company’s financial and accounting personnel, and the cooperation that the independent auditors received during the course of each audit;

4.1.9	To ensure that the Audit Committee receives annually from the registered public accounting firm which serves as the Company’s independent auditors the information about all of the relationships between the firm and the Company that independent auditors are required to provide to the Audit Committee;

4.1.10	To obtain and review all reports required under the Exchange Act to be provided to the Audit Committee by the independent auditor, including, without limitation, reports on (i) all critical accounting policies and practices used by the Company, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (iii) all other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

4.1.11	To discuss with the independent auditors their qualitative judgments about the appropriateness, not just the acceptability, of the accounting principles and financial disclosure practices used or proposed to be adopted by the Company, particularly about the degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates; and

4.1.12	To evaluate annually the effectiveness and objectivity of the Company’s independent auditors.

4.2	The Company’s Risk and Control Environment

4.2.1	To discuss with the Company’s management, independent auditors and financial management the integrity of the Company’s financial reporting processes and controls, particularly the controls in areas representing significant financial and business risks;

4.2.2	In consultation with management and the independent auditors, to review and assess the adequacy of the Company’s internal control over financial reporting and the procedures designed to ensure compliance with applicable laws;

4.2.3	To review management’s report on internal control over financial reporting that is required to be included in the Company’s Annual Report of Form 10-K;

4.2.4	To review the independent auditor’s attestation to management’s report on internal control over financial reporting included in the Annual Report on Form 10-K evaluating the Company’s internal control over financial reporting;

4.2.5	Review and discuss any disclosures made by the Company’s CEO and CFO to the Committee, as a result of their evaluation as of the end of each fiscal quarter of the effectiveness of the Company’s disclosure controls and procedures and its internal control over financial reporting, indicating (i) any significant deficiencies in the design or operation of internal control and any material weaknesses in the Company’s internal control, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal control over financial reporting; and

4.2.6	To investigate any matter brought to its attention within the scope of its role and responsibilities.

4.3	The Company’s Financial Reporting Process

4.3.1	To oversee the Company’s selection of and changes to its accounting policies;

4.3.2	To establish the Company’s policies with respect to the use of non-GAAP financial measures in financial reporting or public dissemination of financial information;

4.3.3	To establish the company’s policies with respect to engaging in and disclosure of off-balance sheet transactions;

4.3.4	To meet with the Company’s independent auditors and financial management, both to discuss the proposed scope of the audit and to discuss the conclusions of the audit, including any items that the independent auditors are required by generally accepted auditing standards to discuss with the Audit Committee, such as any significant changes to the Company’s accounting policies, the integrity of the Company’s financial reporting processes, and any proposed changes or improvements in financial, accounting or auditing practices;

4.3.5	To review with the independent auditors and the Company’s financial management the adequacy and effectiveness of the accounting and financial controls of the Company, and to elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures may be desirable;

4.3.6	To discuss with the Company’s financial management and independent auditors the Company’s annual results and interim results before they are made public;

4.3.7	To review and discuss with the Company’s financial management and independent auditors the Company’s audited financial statements and interim financial statements before they are made public; and

4.3.8	To issue for public disclosure by the Company the report required by the rules of the SEC.

4.4	Other Matters

4.4.1	To establish and review adherence to the Company’s cash management and investment policies;

4.4.2	To review and approve all of the Company’s related-party transactions;

4.4.3	To adopt clear guidelines for the Company’s hiring of any employees of the independent auditors who were previously engaged on the Company’s account;

4.4.4	To establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters; (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters including but not limited to deviation from full and fair reporting of the Company’s financial condition; false statements to or by a senior officer or accountant related to a matter contained in the financial records; fraud or deliberate error in the recording and maintaining of financial records, financial reports or audit reports of the Company; and (iii) the identification of an individual or entity by title or designation that an employee may contact with complaints or concerns regarding accounting, internal control, or auditing matters.

4.4.5	To review and reassess the adequacy of this Charter on an annual basis; and

4.4.6	To report to the Board the matters discussed at each meeting of the Audit Committee.

5.	Compensation of Audit Committee

5.1	Each member of the Audit Committee shall be compensated by the Company for his or her Board and Committee service, in the manner and at the rates established from time to time by the Board and

5.2	The Company shall not provide any direct compensation for Audit Committee members except for their Board and Committee service, as authorized in Section 5.1.

6.	Resources and Authority

The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special or independent counsel, accountants or other experts or advisors, as it deems necessary or appropriate, without seeking approval of the Board or the Company’s management.

The Company shall provide the appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of:

6.1	Compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

6.2	Compensation of any advisers employed by the Audit Committee; and

6.3	Ordinary administrative expenses of the Audit Committee that are necessary and appropriate in carrying out its duties.

DIGITAL LIGHTWAVE, INC.

2003 Annual Meeting of Stockholders

Digital Lightwave, Inc.
15550 Lightwave Drive
Clearwater, Florida 33760

February 12, 2004
10:00 A.M.

DIGITAL LIGHTWAVE, INC.

This Proxy is solicited on behalf of the Board of Directors of Digital Lightwave, Inc. (the “Company”) and all matters to be voted upon are proposed by the Company.

     The undersigned hereby constitutes and appoints James Green (“Designee”), attorney, agent, and proxy with power of substitution to vote all of the shares of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 15550 Lightwave Drive, Clearwater, Florida 33760, on February 12, 2004 at 10:00 a.m. local time, and any adjournment thereof. This Proxy when properly executed will be voted as directed, or if no direction is indicated, will be voted “FOR” all of the nominees set forth below for election as directors and “FOR” the ratification of the appointment of the independent auditors. In his discretion the Designee is also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement is unable to serve for good cause or will not serve, any matter with respect to which the Company has not received notice, and matters incident to the conduct of the meeting. Only holders of Common Stock of the Company may vote for the matters set forth below.

Please mark your votes as indicated in this example. [X]

Proposal 1: Election of Directors

[ ] FOR all nominees listed below (except as otherwise marked below)	[ ] WITHHOLD AUTHORITY to vote for all nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below.

Dr. Bryan J. Zwan	Robert F. Hussey
Gerald A. Fallon	Robert Moreyra

Proposal 2: Ratification of Appointment of Independent Auditors

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(SEE REVERSE SIDE)

The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated December 31, 2003 and ratifies all actions that the proxies or either of them or their substitutes may lawfully take or cause to be taken by virtue hereof and revokes all former proxies.

Dated: _________________________________________, 2004
Signature: ___________________________________________
___________________________________________
NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney or for an
estate, trust, or corporation, please give full title. Please return the signed card in the enclosed envelope.